Exhibit 99.1

Contacts: Investor Relations: Angela White ir@vistaprint.com +1 (781) 652-6480 Media Relations: Kaitlin Ambrogio publicrelations@vistaprint.com +1 (781) 652-6444

Vistaprint Reports Second Quarter Fiscal Year 2014 Financial Results

Second quarter 2014 results:

•	Revenue grew 6 percent year over year to $370.8 million

•	Revenue grew 6 percent year over year excluding the impact of currency exchange rate fluctuations

•	GAAP net income per diluted share increased 79 percent year over year to $1.18

•	Non-GAAP adjusted net income per diluted share increased 47 percent year over year to $1.50

Venlo, the Netherlands, January 29, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended December 31, 2013, the second quarter of its 2014 fiscal year.

“Our second quarter financial results reflect strong year-over-year earnings growth as anticipated,” said Robert Keane, president and chief executive officer. “Revenue results continue to be consistent with our range of expectations, albeit at the low end of that range. Our holiday performance was solid across all major geographies, especially in light of continued improvements we are making to the customer experience, which are meant to drive long-term value and loyalty, but have dampened near-term revenue growth. This is reflected in a year-over-year reduction in order volume offset by strong growth in value per order.”

Keane continued, “We are pleased with our execution of our strategic initiatives including customer value proposition and manufacturing improvements, and are patient regarding the resulting near-term revenue headwinds. We are confident we are making positive changes to our business that support our ability to drive customer loyalty and lifetime value, and that lay foundations in new areas such as geographic expansion and customers with more sophisticated marketing needs. Even as we continue to invest in these strategic initiatives we have been able to deliver significant earnings growth and margin expansion as past investments have begun to bear fruit and we have gained efficiencies in advertising and leverage in other operating expenses. For instance, in Europe we saw an important shift in our customer base toward higher order values and improved per customer profitability. While this change has suppressed our near-term revenue, we believe it creates a solid basis for future profitable growth.”

Consolidated Financial Metrics:

•	Revenue for the second quarter of fiscal year 2014 grew to $370.8 million, a 6 percent increase over revenue of $348.3 million reported in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations, total revenue grew 6 percent year over year in the second quarter.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the second quarter was 67.4 percent, up from 67.2 percent in the same quarter a year ago.

•	Operating income in the second quarter was $52.5 million, or 14.2 percent of revenue, and reflected a 59 percent increase compared to operating income of $33.0 million, or 9.5 percent of revenue, in the same quarter a year ago.

•	GAAP net income for the second quarter was $40.9 million, or 11.0 percent of revenue, representing a 78 percent increase compared to $23.0 million, or 6.6 percent of revenue in the same quarter a year ago.

•	GAAP net income per diluted share for the second quarter was $1.18, versus $0.66 in the same quarter a year ago.

•

Non-GAAP adjusted net income for the second quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with global operations, unrealized currency gains and losses on currency hedges and intercompany financing arrangements included in net income, and share-based compensation expense and its related tax effect, was $52.7 million, or 14.2 percent of revenue, representing a 47 percent increase compared to non-GAAP adjusted net income of $35.9 million, or 10.3 percent of revenue, in the same quarter a year ago.

•	Non-GAAP adjusted net income per diluted share for the second quarter, as defined above, was $1.50, versus $1.02 in the same quarter a year ago.

•	Capital expenditures in the second quarter were $24.6 million, or 6.6 percent of revenue.

•	During the second quarter, the company generated $95.0 million of cash from operations and $67.8 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	As of December 31, 2013, the company had $62.3 million in cash and cash equivalents and $204.5 million in short-term and long-term debt. After considering debt covenant limitations, as of December 31, 2013 the company had $289.7 million available for borrowing under its credit facility. The company has subsequently amended its credit facility to increase its debt capacity, as announced on January 22, 2014.

•	The company did not repurchase shares during the second quarter.

Operating metrics are provided as a table-based supplement to this press release. Starting in the first quarter of fiscal 2014, all operating metrics reflect the consolidated business including past acquisitions, and post-acquisition prior-period comparisons have been adjusted to reflect the same consolidated view.

Fiscal 2014 Outlook as of January 29, 2014:

Ernst Teunissen, executive vice president and chief financial officer, said, “Now that we have completed our second quarter, we are updating our full-year guidance to reflect our current outlook. As anticipated and described at our Investor Day last August, we continue to make changes in our business to improve our customer value proposition and our European marketing execution, which we expect will continue to positively impact profitability while resulting in lower top-line growth in fiscal year 2014. In the first half of our fiscal year, we delivered revenue growth at the lower end of our expectation range across geographies, and we expect this to continue in the back half of the year. Therefore, we are lowering and narrowing our revenue guidance range around the original low end of the range. We have executed very well on our fiscal year-to-date profitability targets, and we continue to remain confident in our ability to drive meaningful growth in our profit margins and earnings per share this fiscal year. We have raised and narrowed our EPS guidance as a result.”

Financial Guidance as of January 29, 2014:

As previously stated, beginning with fiscal year 2014, the company is providing revenue and earnings guidance on an annual basis. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2014 Revenue

•	For the full fiscal year ending June 30, 2014, the company expects revenue of approximately $1,235 million to $1,265 million, or 6 percent to 8 percent growth year over year in reported terms and on a constant-currency basis. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

Fiscal Year 2014 GAAP Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2014, the company expects GAAP net income per diluted share of approximately $1.55 to $1.80, which assumes 34.5 million weighted average diluted shares outstanding.

Fiscal Year 2014 Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2014, the company expects non-GAAP adjusted net income per diluted share of approximately $2.68 to $2.93, which excludes expected acquisition-related amortization of intangible assets of approximately $8.9 million or approximately $0.25 per diluted share, share-based compensation expense and its related tax effect of approximately $28.4 million or approximately $0.81 per diluted share, tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million, or $0.07 per diluted share. Based on a recent 30-day currency exchange rate for all currencies, we estimate that changes in unrealized gains and losses on currency forward contracts and estimated unrealized currency transaction gains and losses on intercompany financing arrangements will have an immaterial impact on our full-year results. This guidance assumes a non-GAAP weighted average diluted share count of approximately 35.0 million shares.

Fiscal Year 2014 Capital Expenditures

For the full fiscal year ending June 30, 2014, the company expects to make capital expenditures of approximately $80 million to $90 million. Planned capital investments are designed to support the planned growth of the business and will include various investments in new manufacturing capabilities.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EST) on January 29, 2014, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation with accompanying prepared remarks. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (877) 703-6110, access code 35018558. A replay of the Q&A session will be available on the company’s Web site following the call on January 29, 2014.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow and constant-currency revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, tax charges related to the alignment of acquisition-related intellectual property with global operations, changes in unrealized gains and losses on currency forward contracts, and unrealized currency transaction gains and losses on intercompany financing arrangements and the related tax effect. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue in the prior year periods.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 4,600 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business, the impact of our hedging programs, and our financial outlook and guidance set forth under the headings “Fiscal 2014 Outlook as of January 29, 2014” and “Financial Guidance as of January 29, 2014.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness in Europe; the willingness of purchasers of marketing services and products to shop online; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization and senior management; our failure to manage the complexity of our business and expand our operations; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies and intercompany transactions; costs and disruptions caused by acquisitions; the failure of our acquired businesses to perform as expected; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended September 30, 2013 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

VISTAPRINT N.V.

CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	December 31, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$62,310	$50,065
Accounts receivable, net of allowances of $126 and $104, respectively	24,172	22,026
Inventory	8,298	7,620
Prepaid expenses and other current assets	40,681	20,520

Total current assets	135,461	100,231
Property, plant and equipment, net	308,301	280,022
Software and web site development costs, net	11,318	9,071
Deferred tax assets	4,151	581
Goodwill	144,483	140,893
Intangible assets, net	27,160	30,337
Other assets	29,304	29,184
Investment in equity interests	14,466	11,248

Total assets	$674,644	$601,567

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$28,677	$22,597
Accrued expenses	129,904	103,338
Deferred revenue	18,272	18,668
Deferred tax liabilities	1,435	1,466
Current portion of long-term debt	15,250	8,750
Other current liabilities	4,363	207

Total current liabilities	197,901	155,026
Deferred tax liabilities	8,543	12,246
Other liabilities	18,662	14,734
Long-term debt	189,250	230,000

Total liabilities	414,356	412,006

Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued, and 33,136,153 and 32,791,338 shares outstanding, respectively	615	615
Treasury shares, at cost, 10,944,474 and 11,289,289 shares, respectively	(387,533)	(398,301)
Additional paid-in capital	307,408	299,659
Retained earnings	340,431	299,144
Accumulated other comprehensive loss	(633)	(11,556)

Total shareholders’ equity	260,288	189,561

Total liabilities and shareholders’ equity	$674,644	$601,567

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenue	$370,807	$348,312	$645,896	$599,728
Cost of revenue (1)	120,789	114,150	216,579	202,177
Technology and development expense (1)	42,874	40,045	85,121	77,702
Marketing and selling expense (1)	124,128	134,364	226,561	234,361
General and administrative expense (1)	30,494	26,712	56,704	52,213

Income from operations	52,522	33,041	60,931	33,275
Other expense, net	(3,209)	(310)	(8,035)	(819)
Interest expense, net	(1,566)	(1,264)	(3,143)	(2,426)

Income before income taxes and loss in equity interests	47,747	31,467	49,753	30,030
Income tax provision	6,005	8,189	6,820	8,323
Loss in equity interests	867	318	1,646	443

Net income	$40,875	$22,960	$41,287	$21,264

Basic net income per share	$1.24	$0.69	$1.26	$0.63

Diluted net income per share	$1.18	$0.66	$1.20	$0.61

Weighted average shares outstanding — basic	32,861,393	33,377,045	32,760,384	33,525,669

Weighted average shares outstanding — diluted	34,552,194	34,544,965	34,463,006	34,754,574

(1)	Share-based compensation is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Cost of revenue	$72	$107	$138	$205
Technology and development expense	2,418	2,366	4,878	4,606
Marketing and selling expense	1,588	1,590	3,277	3,139
General and administrative expense	3,795	4,287	7,965	8,667

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Operating activities
Net income	$40,875	$22,960	$41,287	$21,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,840	16,166	32,465	30,824
Share-based compensation expense	7,873	8,350	16,258	16,617
Excess tax (benefits) shortfall derived from share-based awards	(493)	22	(1,987)	201
Deferred taxes	(5,370)	(2,804)	(7,594)	(3,859)
Loss in equity interests	867	318	1,646	443
Non-cash gain on equipment	—	(135)	—	(1,414)
Unrealized (gain) loss on derivative instruments included in net income	(1,155)	—	3,701	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	3,036	29	2,868	(94)
Other non-cash items	90	(42)	323	(158)
Changes in operating assets and liabilities
Accounts receivable	1,403	(2,421)	(1,414)	(2,754)
Inventory	(687)	(2,027)	(563)	(2,890)
Prepaid expenses and other assets	(8,757)	(4,317)	(12,865)	(4,170)
Accounts payable	7,587	12,141	4,751	8,603
Accrued expenses and other liabilities	32,918	40,293	16,028	32,570

Net cash provided by operating activities	95,027	88,533	94,904	95,183

Investing activities
Purchases of property, plant and equipment	(24,592)	(27,609)	(42,169)	(55,368)
Proceeds from sale of assets	—	—	137	1,750
Purchases of intangible assets	(44)	(361)	(119)	(370)
Capitalization of software and website development costs	(2,605)	(1,839)	(4,419)	(3,140)
Investment in equity interests	(4,894)	(100)	(4,994)	(12,753)
Issuance of note receivable	—	(512)	—	(512)

Net cash used in investing activities	(32,135)	(30,421)	(51,564)	(70,393)

Financing activities
Proceeds from borrowings of long-term debt	23,500	16,000	67,000	55,212
Payments of long-term debt and debt issuance costs	(88,967)	(44,887)	(101,604)	(53,895)
Payments of withholding taxes in connection with vesting of restricted share units	(1,279)	(624)	(3,941)	(1,790)
Purchase of Ordinary Shares	—	(24,775)	—	(24,775)
Excess tax benefits (shortfall) derived from share-based awards	493	(22)	1,987	(201)
Proceeds from issuance of shares	667	867	4,163	1,758

Net cash used in financing activities	(65,586)	(53,441)	(32,395)	(23,691)

Effect of exchange rate changes on cash	353	738	1,300	1,426

Net (decrease) increase in cash and cash equivalents	(2,341)	5,409	12,245	2,525
Cash and cash equivalents at beginning of period	64,651	59,319	50,065	62,203

Cash and cash equivalents at end of period	$62,310	$64,728	$62,310	$64,728

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2013	2012		2013 *		2012
Non-GAAP adjusted net income reconciliation:
Net income	$40,875	$22,960		$41,287		$21,264
Add back:
Share-based compensation expense, inclusive of income tax effects	8,062 (a)	8,540	(b)	16,638	(c)	16,985	(d)
Amortization of acquisition-related intangible assets	2,249	2,243		4,449		4,421
Tax cost of transfer of intellectual property	1,468	2,164		1,531		2,164
Changes in unrealized (gain) loss on currency forward contracts included in net income	(1,155)	—		3,701		—
Unrealized currency transaction loss on intercompany loan, inclusive of income tax effects	1,163	—		1,163		—

Non-GAAP adjusted net income	$52,662	$35,907		$68,769		$44,834

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$1.18	$0.66		$1.20		$0.61
Add back:
Share-based compensation expense, inclusive of income tax effects	0.22	0.24		0.47		0.47
Amortization of acquisition-related intangible assets	0.06	0.06		0.12		0.12
Tax cost of transfer of intellectual property	0.04	0.06		0.04		0.06
Changes in unrealized (gain) loss on currency forward contracts included in net income	(0.03)	—		0.10		—
Unrealized currency transaction loss on intercompany loan, inclusive of income tax effects	0.03	—		0.03		—

Non-GAAP adjusted net income per diluted share	$1.50	$1.02		$1.96		$1.26

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding—diluted	34,552,194	34,544,965		34,463,006		34,754,574
Add:
Additional shares due to unamortized share-based compensation	566,199	611,007		598,923		719,986

Non-GAAP adjusted weighted average shares outstanding—diluted	35,118,393	35,155,972		35,061,929		35,474,560

(a)	Includes share-based compensation charges of $7,873 and the income tax effects related to those charges of $189
(b)	Includes share-based compensation charges of $8,350 and the income tax effects related to those charges of $190
(c)	Includes share-based compensation charges of $16,258 and the income tax effects related to those charges of $380
(d)	Includes share-based compensation charges of $16,617 and the income tax effect related to those charges of $368

*	Our non-GAAP results for the three months ended September 30, 2013 (as included in the six months ended December 31, 2013) have been recast to exclude the change in unrealized loss on currency forward contracts included in net income of ($4,856). We do not expect to seek hedge accounting for similar instruments in future periods and, therefore, believe it is appropriate to exclude these gains and losses as they are not indicative of our recurring core business operating results.

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Free cash flow reconciliation:
Net cash provided by operating activities	$95,027	$88,533	$94,904	$95,183
Purchases of property, plant and equipment	(24,592)	(27,609)	(42,169)	(55,368)
Purchases of intangible assets not related to acquisitions	(44)	(361)	(119)	(370)
Capitalization of software and website development costs	(2,605)	(1,839)	(4,419)	(3,140)

Free cash flow	$67,786	$58,724	$48,197	$36,305

	GAAP Revenue			Currency	Constant-
	Three Months Ended December 31,			Impact: (Favorable)/	Currency Revenue
	2013	2012	% Change	Unfavorable	Growth
Revenue growth reconciliation by segment:
North America	$189,447	$167,511	13%	1%	14%
Europe	161,031	159,339	1%	(3)%	(2)%
Most of World	20,329	21,462	(5)%	11%	6%

Total revenue	$370,807	$348,312	6%	—%	6%

	GAAP Revenue			Currency	Constant-
	Six Months Ended December 31,			Impact: (Favorable)/	Currency Revenue
	2013	2012	% Change	Unfavorable	Growth
Revenue growth reconciliation by segment:
North America	$354,221	$311,749	14%	—%	14%
Europe	255,735	249,052	3%	(4)%	(1)%
Most of World	35,940	38,927	(8)%	12%	4%

Total revenue	$645,896	$599,728	8%	(1)%	7%

VISTAPRINT N.V.

Supplemental Financial Information and Operating Metrics

	Q1 FY2013	Q2 FY2013	Q3 FY2013	Q4 FY2013	FY2013	Q1 FY2014	Q2 FY2014	FY2014 YTD
[1] New Customer Orders (millions)—Consolidated	2.3	3.3	2.6	2.3	10.5	2.2	2.9	5.1
y/y growth	21%	14%	0%	0%	8%	-4%	-12%	-9%
[2] Total Order Volume (millions)—Consolidated	7.1	9.8	7.8	7.1	31.8	7.1	9.1	16.2
y/y growth	20%	18%	3%	1%	10%	0%	-7%	-4%
[3] Average Order Value—Consolidated ($USD)	$35.79	$35.72	$37.56	$39.08	$36.94	$39.40	$40.92	$40.26
y/y growth	2%	3%	9%	9%	6%	10%	15%	13%
[4] TTM Unique Active Customer Count—Consolidated (millions)	15.8	16.6	16.9	17.0		17.1	16.9	—
y/y growth	33%	29%	19%	13%		8%	2%
TTM new customer count (millions)	10.1	10.5	10.5	10.5		10.4	10.0	—
TTM repeat customer count (millions)	5.7	6.1	6.4	6.5		6.7	6.9	—
[5] TTM Average Bookings per Unique Active Customer—Consolidated	$67	$67	$68	$69		$70	$72	—
y/y growth	-8%	-6%	-1%	1%		4%	7%
TTM average bookings per new customer (approx.)	$50	$50	$50	$51		$52	$53	—
TTM average bookings per repeat customer (approx.)	$97	$96	$96	$97		$98	$100	—
[6] Advertising & Commissions Expense—Consolidated (millions)	$65.2	$93.9	$69.0	$59.0	$287.2	$63.1	$81.6	$144.7
as % of revenue	25.9%	27.0%	24.0%	21.1%	24.6%	22.9%	22.0%	22.4%
Revenue—Consolidated as Reported ($ millions)	$251.4	$348.3	$287.7	$280.1	$1,167.5	$275.1	$370.8	$645.9
y/y growth	18%	16%	12%	12%	14%	9%	6%	8%
y/y growth in constant currency	23%	17%	12%	12%	16%	9%	6%	7%
North America ($ millions)	$144.2	$167.5	$163.1	$169.5	$644.3	$164.8	$189.4	$354.2

y/y growth	22%	20%	15%	18%	18%	14%	13%	14%
y/y growth in constant currency	22%	20%	15%	18%	18%	15%	14%	14%
as % of revenue	57%	48%	57%	61%	55%	60%	51%	55%
Europe ($ millions)	$89.7	$159.3	$108.3	$94.9	$452.2	$94.7	$161.0	$255.7

y/y growth	12%	11%	8%	3%	9%	6%	1%	3%
y/y growth in constant currency	23%	14%	8%	2%	11%	2%	-2%	-1%
as % of revenue	36%	46%	37%	34%	39%	34%	43%	40%
Asia Pacific ($ millions)	$17.5	$21.5	$16.4	$15.6	$71.0	$15.6	$20.3	$35.9

y/y growth	28%	26%	6%	4%	16%	-11%	-5%	-8%
y/y growth in constant currency	29%	24%	10%	8%	17%	2%	6%	4%
as % of revenue	7%	6%	6%	6%	6%	6%	6%	5%
[7] Physical printed products and other ($ millions)					$1,084.7	$254.3	$350.5	$604.80
Digital products/services ($ millions)					$82.8	$20.8	$20.3	$41.10
Headcount at end of period	4,101	4,418	4,139	4,151		4,198	4,642	—
Full-time employees	3,798	3,936	3,952	3,996		4,055	4,217	—
Temporary employees	303	482	187	155		143	425	—

Notes:   Some numbers may not add due to rounding.

Metrics are unaudited and where noted, approximate.

Starting in Q3 Fiscal 2012, Albumprinter and Webs results have been included.

Also starting in the same period, a minor calculation methodology change was made in order to accommodate the consolidation.

[1]	Orders from first-time customers in period
[2]	Total order volume in period
[3]	Total bookings, including shipping and processing, divided by total orders
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase
[5]	Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period
[6]	External advertising and commissions expense for the consolidated business
[7]	Other revenue includes miscellaneous items which account for less than 1% of revenue